Exhibit 10.27

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”) is entered into and made effective March 31, 2025 (the “Effective Date”) by and among REalloys Inc., a Nevada corporation, with an address of 7280 W Palmetto Park Rd, Suite 302N, Boca Raton, Florida, 33433 (“REA”), PMT Critical Metals Inc., an Ohio corporation, with an address of 24112 Rockwell Drive, Euclid, Ohio, 44117 (“Target”), and the undersigned shareholders of Target and as more specifically identified in the attached Schedule “A” (each individually, a “Shareholder” and collectively, the “Shareholders”).

RECITALS:

A.	The Shareholders are the registered holders of all of the outstanding and issued shares of stock of Target, as more fully indicated on Schedule “A” attached hereto and incorporated herein by this reference;

B.	REA is a privately held company incorporated under the laws of Nevada;

C.	Target is a privately held company incorporated under the laws of Ohio; and

D.	The Shareholders desire to sell to REA, and REA desires to purchase from the Shareholders, the Purchased Shares (as hereinafter defined) on the terms and conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, obligations, and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1 - DEFINITIONS, INTERPRETATION AND SCHEDULES

1.1	Definitions

In this Agreement, unless the context otherwise requires, the following words and terms have the meanings provided below:

(a)	“Agreement” means this share exchange agreement, together with the attached Schedules, which are incorporated herein;

(b)	“Business Day” means any day, other than a Saturday, Sunday, or a day on which the principal commercial banks located in the City of Boca Raton, Florida are authorized or obligated by Law or executive order to close;

(c)	“Closing” means the completion of the Share Exchange;

(d)	“Closing Date” means such date as the parties may agree, subject to receipt of any required regulatory approvals, and upon which the Closing occurs;

(e)	“Closing Time” means 12:01 a.m. (Eastern time) on the Closing Date, or such other time on the Closing Date as REA and Target may mutually agree in writing as the time at which the Closing will take place;

(f)	“Completion Deadline” means the latest date by which the transactions contemplated by this Agreement are to be completed, which date is June 30, 2025 or such later date as REA and Target may mutually agree in writing (and subject to an automatic extension of up to ninety (90) days if the completion of the transactions contemplated by this Agreement are delayed as a result of Target’s inability to transfer the assets, intellectual property and contracts listed in Schedule “b” on a free and clear title basis);

(g)	“Contract” means any note, mortgage, indenture, non-governmental permit or license, franchise, lease, or other contract, agreement, commitment, or arrangement binding upon Target or REA, as the case may be;

(h)	“Encumbrance” means any mortgage, pledge, assignment, charge, lien, claim, security interest, adverse interest, or other third person interest, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

(i)	“Environmental Laws” means all applicable Laws, including applicable common law, imposing obligations, responsibilities, liabilities or standards of conduct for or relating to: (a) the regulation or control of pollution, contamination, activities, materials, substances or wastes in connection with or for the protection of human health or safety, the environment or natural resources (including climate, air, surface water, groundwater, wetlands, land surface, subsurface strata, wildlife, aquatic species and vegetation); or (b) the use, generation, disposal, treatment, processing, recycling, handling, transport, distribution, destruction, transfer, import, export or sale of Hazardous Substances;

(j)	“GAAP” means United States generally accepted accounting principles;

(k)	“Governmental Entity” means any applicable:

(i)	multinational, federal, state, regional, municipal, local, or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign;

(ii)	subdivision, agent, commission, board, or authority of any of the foregoing;

(iii)	quasi-governmental or private body, including any tribunal, commission, regulatory agency, or self-regulatory organization, exercising any regulatory, expropriation or Taxing Authority under or for the account of any of the foregoing, including without limitation, Securities Authorities; or

(iv)	applicable stock exchange where securities of any party are listed.

(l)	“Hazardous Substance” means any chemical, material or substance in any form, whether solid, liquid, gaseous, semisolid or any combination thereof, whether waste material, raw material, finished product, intermediate product, by-product or any other material or article, that is listed or regulated as a “toxic,” “hazardous,” “dangerous,” “pollutant,” “contaminant,” or “radioactive” substance under any Environmental Laws or is otherwise regulated under any Environmental Laws;

(m)	“Laws” means all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, statutory rules, principles of law, published policies and guidelines, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, including general principles of common and civil law and terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, statutory body or self-regulatory authority and the term “applicable” with respect to Laws and in the context that refers to one or more Persons, means that the Laws apply to that Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity (or any other Person) having jurisdiction over the aforesaid Person or Persons or its or their business, undertaking, property or securities;

(n)	“Material Adverse Change” means any one or more changes, effects, events, occurrences, or states of facts that, either individually or in the aggregate, have, or would reasonably be expected to have, a Material Adverse Effect on the relevant party on a consolidated basis;

(o)	“Material Adverse Effect” means any change, effect, event, occurrence or state of facts that, individually or in the aggregate, with other such changes, effects, events, occurrences or states of facts, is or would reasonably be expected to be material and adverse to the business, properties, operations, results of operations or financial condition of the applicable party and its Subsidiaries on a consolidated basis, except any change, effect, event, occurrence or state of facts resulting from or relating to:

(i)	the announcement of the execution of this Agreement or the transactions contemplated hereby or the performance of any obligation hereunder or communication by the applicable party of its plans or intentions with respect to the other party and/or any of its Subsidiaries;

(ii)	the threat, commencement, occurrence or continuation of any war, armed hostilities, acts of environmental groups, civil strife, or acts of terrorism;

(iii)	any change in applicable Laws or in the interpretation thereof by any Governmental Entity;

(iv)	any change in GAAP;

(v)	any natural disaster, including, without limitation, any epidemic or pandemic; or

(vi)	any change relating to foreign currency exchange rates.

Notwithstanding the foregoing, in the case of any changes referred to in clauses (ii) to (vi) above, inclusive, such changes do not have a Material Adverse Effect on the applicable party relative to comparable companies.

“Material Contracts” means all Contracts or other obligations or rights (and all permitted amendments, modifications and supplements thereto and all side letters to which Target, or REA, as the case may be, is a party affecting the obligations of any party thereunder) to which Target or REA, as the case may be, is a party or by which any of their respective assets are bound that are material to the business or assets of Target or REA, as the case may be, taken as a whole, including to the extent any of the following are material to the business or assets of Target or REA, as the case may be, taken as a whole, all:

(i)	employment, severance, personal services, consulting, non-competition, or indemnification contracts (including any Contract to which Target or REA, as the case may be, is a party involving employees);

(ii)	Contracts granting a right of first refusal or first negotiation;

(iii)	partnership or joint venture agreements;

(iv)	Contracts for the acquisition, sale or lease of material properties or assets of Target or REA, as the case may be (by purchase or sale of assets or stock or otherwise);

(v)	Contracts with any Governmental Entity;

(vi)	loan or credit agreements mortgages, indentures or other Contracts or instruments evidencing indebtedness for borrowed money by Target or REA, as the case may be, or any such agreement pursuant to which indebtedness for borrowed money may be incurred;

(vii)	Contracts that purport to limit, curtail, or restrict the ability of Target or REA, as the case may be, to compete or acquire property (including, but not limited to, any real property or mineral tenures) in any geographic area or line of business;

(viii)	commitments and agreements to enter into any of the foregoing; and

(ix)	all Contracts that provide for annual payments to or from Target or REA, as the case may be, in excess of $10,000.00 per annum.

(p)	“REA Board” means the board of directors of REA;

(q)	“REA Financial Statements” has the meaning provided in Section 3.3(l) of this Agreement;

(r)	“REA Omnibus Incentive Plan” means the omnibus incentive plan adopted by REA;

(s)	“REA Payment Shares” means the REA Shares to be issued to the Shareholders pursuant to the Share Exchange;

(t)	“REA SAFEs” means the simple agreement for future equity agreements that shall automatically convert into $2,820,000.00 worth of the REA Shares at the valuation equal to its go-public valuation or in the event that the go-public transaction would result in the common stockholders of REA having their common stock exchanged for the common stock of the public entity that is completing the go-public transaction with REA, instead of receiving common stock of REA, the holders of the REA SAFEs would receive common stock of the public entity that is completing the go-public transaction with REA (at the valuation equal to REA’s go-public valuation).

(u)	“REA Shares” means common shares in the capital of REA;

(v)	“REA Special Warrants” means the warrants of REA that shall automatically convert into $38,000,000.00 worth of the REA Shares upon completion by REA of a listing or merger, reorganization, business combination, share exchange or acquisition by any person or related group of persons of beneficial ownership of all or substantially all of REA Shares in one or more related transactions, or another similar transaction involving REA, pursuant to which the shareholders of REA receive cash or the securities of another issuer that are listed on a national securities exchange in the United States, as full or partial consideration for their common shares.

(w)	“REA Warrants” means the warrant to purchase up to 5,000,000 REA Shares at an exercise price of $10.00 per REA Share with all warrants exercisable until March 10, 2027.

(x)	“Person” means an individual, a corporation, partnership, limited liability company, association, trust, unincorporated organization, or other legal entity or organization, or a Governmental Entity;

(y)	“Purchased Shares” means all the Target Shares held by the Shareholders at the Closing Time;

(z)	“Securities Authorities” means the securities exchange commission and/or other applicable securities regulatory authorities in the United States;

(aa)	“Share Exchange” means the share exchange between REA and the Shareholders pursuant to the terms and conditions set forth in this Agreement;

(bb)	“Target” has the meaning provided in the preamble of this Agreement;

(cc)	“Target Board” means the board of directors of Target;

(dd)	“Target Financial Statements” means the unaudited financial statements of Target for the year ended December 31, 2024;

(ee)	“Target Shares” means ordinary shares in the capital of the Target;

(ff)	“Tax” and “Taxes” means all taxes, assessments, charges, dues, duties, rates, fees, imposts, levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Entity, including all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes (including, without limitation, taxes relating to the transfer of interests in real property or entities holding interests therein), franchise taxes, license taxes, withholding taxes, payroll taxes, employment taxes, pension plan contributions, excise, severance, social security, workers’ compensation, employment insurance or compensation taxes or premium, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes, fees, imports, assessments or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any Taxing Authority on such entity and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing;

(gg)	“Tax Returns” means all returns, schedules, elections, declarations, reports, information returns, notices, forms, statements and other documents made, prepared or filed with any Taxing Authority or required to be made, prepared or filed with any Taxing Authority relating to Taxes;

(hh)	“Taxing Authority” means any Governmental Entity responsible for the administration or imposition of a Tax.

(ii)	“Transaction” means the Share Exchange and the acquisition of all of the Purchased Shares by REA from the Shareholders in exchange for the REA Payment Shares pursuant to the terms and conditions of this Agreement; and

1.2	Interpretation Not Affected by Headings

The division of this Agreement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

1.3	Number and Gender

In this Agreement, unless the context otherwise clearly requires, (i) words referencing the singular include the plural, the plural the singular, the part the whole, (ii) words referencing any gender include all genders, and (iii) references to “hereunder” or “herein” relate to this Agreement.

1.4	Date for any Action

If the date on which any action is required to be taken hereunder by any party is not a Business Day, that action will be required to be taken on the next succeeding day that is a Business Day.

1.5	Statutory References

Any reference in this Agreement to a statute includes all regulations and rules made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

1.6	Currency

Unless otherwise clearly stated, all references in this Agreement to dollar amounts are expressed in United States currency.

1.7	Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any one provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable Laws, the parties waive any provision of Law that renders any provision of this Agreement or any part thereof invalid or unenforceable in any respect. The parties will engage in good faith negotiations to replace any provision hereof or any part thereof that is declared invalid or unenforceable with a valid and enforceable provision or part thereof, the economic effect of which approximates as much as possible the invalid or unenforceable provision or part thereof that it replaces.

1.8	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement have the meanings attributable thereto under and all determinations of an accounting nature required to be made hereunder will be made in a manner consistent with GAAP.

1.9	Knowledge

Where the phrase “to the knowledge of REA” or “to the knowledge of Target”, as applicable, is used in respect of REA or Target, the phrase means, in respect of each representation and warranty or other statement which is qualified by one of those phrases, that the representation and warranty or other statement is being made based upon:

(a)	in the case of REA, the actual knowledge of the chief executive officer of REA after appropriate inquiries and investigations; and

(b)	in the case of Target, the actual knowledge of Andrew Sherman after appropriate inquiries and investigations.

1.10	Meaning of Certain Phrases

In this Agreement, the phrase “in the ordinary and regular course of business” means and refers to those activities that are normally conducted by corporations engaged in the business of the party to whom the phrase is being applied; and, unless the context otherwise clearly requires, the word “or” is not exclusive and the word “including” is not limited (whether or not non-limited language, such as “without limitation” or “but not limited to” or words of similar import, is used with reference to that term).

1.11	Schedules

The following schedules are attached to and form part of this Agreement:

Schedule A -	Shareholders
Schedule B -	List of Assets, Intellectual Property and Contracts to be licensed, assigned or transferred from Powdermet, Inc. to Target on or prior to Closing
Schedule C -	Employment Agreement with Andrew Sherman
Disclosure Schedules

ARTICLE 2 - THE SHARE EXCHANGE

2.1	Terms of Share Exchange

The parties hereby covenant and agree to implement the Share Exchange in accordance with the terms and subject to the conditions of this Agreement, as follows:

(a)	in consideration for the acquisition of the Purchased Shares, REA will issue from treasury to the Shareholders pro rata in proportion to their holdings of Purchased Shares as provided on Schedule A at the Closing Time, an aggregate of 14,000,000 REA Payment Shares, free and clear of any Encumbrances, as set forth in Schedule “A” attached hereto. To the extent a Shareholder is to receive a fractional REA Payment Share, that entitlement will be rounded down to the nearest whole number and no consideration will be payable therefor;

(b)	as a result of the foregoing, Target will become a wholly owned Subsidiary of REA as of the Closing Date; and

(c)	in the event that the assignment or transfer of the assets, intellectual property and contracts identified in Schedule “B” hereto from Powdermet, Inc. to Target requires an injection by REA in excess of the Target Capital Infusion (as hereinafter defined) in order to obtain free and clear title to all rare earth related equipment, assets, intellectual property and contracts listed in Schedule “B”, the number of REA Payment Shares shall accordingly be reduced on the basis of every additional $1.00 injected by REA for such purpose, reducing the number of REA Payment Shares by two (2). For illustration purposes only, in the event that free and clear title to those items listed in Schedule “B” requires an injection by REA (or Target (after the date of the execution of this Agreement)) of an additional $250,000.00 (above the Target Capital Infusion), then the number of REA Payment Shares shall be reduced by 500,000 REA Payment Shares (from 14,000,000 REA Payment Shares to 13,500,000 REA Payment Shares).

2.2	Closing Date

The Share Exchange will be completed on the Closing Date and will be effective at the Closing Time.

2.3	Preparation of Filings

REA and Target will co-operate and use their reasonable commercial efforts in good faith to take, or cause to be taken, all reasonable actions, including the preparation of any applications for regulatory approvals and other orders, registrations, consents, filings, rulings, exemptions, no-action letters, circulars and approvals required in connection with this Agreement and the Share Exchange and the preparation of any required documents, in each case as reasonably necessary to discharge their respective obligations under this Agreement, the Share Exchange and to complete any of transactions contemplated by this Agreement, including their obligations under applicable Laws. Target will provide to REA all relevant information regarding Target and its affiliates as required by applicable securities Laws in connection with such filings. Target will also use commercially reasonable efforts to obtain any necessary consents from any of its auditors and any other advisors to the use of any financial, technical, or other expert information required to be included in such filings and to the identification in such filings of each such advisor.

2.4	Consultation

REA and Target will consult with each other prior to issuing any press release or otherwise making any public statement with respect to this Agreement or the Transaction and in making any filing with any Securities Authorities with respect thereto. Each of REA and Target will use its commercially reasonable efforts to enable the other to review and comment on all press releases and filings prior to their release or filing, as applicable, provided, however, that these consultation obligations will not prevent a party from making, after consultation with the other party, such disclosure as is required by applicable Laws or the rules and policies of any relevant stock exchange.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Shareholders

Each of the Shareholders hereby severally (and not jointly), with respect to itself and not with respect to any other Shareholder, represents and warrants to REA as follows as of the Effective Date and as of the Closing Date:

(a)	the Shareholder is the sole registered owner of the number of Purchased Shares set out opposite the Shareholder’s name in Schedule “A” hereto;

(b)	except as disclosed on Disclosure Schedule 3.1(b) hereto, the Purchased Shares held by the Shareholder are free and clear of all Encumbrances;

(c)	the Shareholder has the power and authority to enter into, deliver and perform this Agreement on the terms and conditions set out in this Agreement and to transfer the legal and beneficial title and ownership of the Purchased Shares owned by the Shareholder to REA;

(d)	except as disclosed on Disclosure Schedule 3.1(d) hereto, no Person has any agreement or option or a right capable of becoming an agreement for the purchase of the Purchased Shares owned by the Shareholder, other than REA under this Agreement;

(e)	if the Shareholder is a corporation or other legal entity, all necessary corporate action on the part of Shareholder will, at Closing, have been taken to validly authorize the signing, delivery and performance of this Agreement and the completion of the Share Exchange;

(f)	this Agreement constitutes a legal, valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms, except as may be limited by laws of general application affecting the rights of creditors;

(g)	except as disclosed on Disclosure Schedule 3.1(g) hereto, the performance of this Agreement will not violate any applicable Laws or any agreement or other instrument to which the Shareholder is a party;

(h)	the Shareholder is not indebted or under obligation to Target on any account;

(i)	the Shareholder is a resident in the jurisdiction indicated on Schedule “A” hereto;

(j)	no representation or warranty by Shareholder in this Agreement or any certificate or other document furnished or to be furnished by Shareholder to REA under this Agreement contains or will contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading; and

(k)	the Shareholder has been encouraged to obtain and has had opportunity to seek independent legal and tax advice regarding the Share Exchange and matters related thereto as they affect the Shareholder and his, her or its associates and affiliates and the Shareholder is satisfied with the results thereof.

3.2	Representations and Warranties of Target

Target hereby represents and warrants to REA as follows as of the Effective Date and as of the Closing Date:

(a)	Organization. Target has been incorporated and, validly exists under the laws of its governing jurisdiction and is in good standing under applicable corporate laws and has full corporate and legal power and authority to own its assets and to conduct its business as currently owned and conducted. Target is registered, licensed, or otherwise qualified in each jurisdiction where the nature of its business or the location or character of the assets owned or leased by it requires it to be so registered, licensed or otherwise qualified, other than those jurisdictions where the failure to be so registered, licensed or otherwise qualified would not have a Material Adverse Effect on Target.

(b)	Subsidiaries and Other Interests. Target has no Subsidiaries and does not own any securities issued by, or any equity or ownership interest in, any other Persons. Target is not subject to any obligation to make any investment in or to provide funds by way of loan, capital contribution or otherwise to any Person.

(c)	Capitalization. As of the Effective Date, each Shareholder holds the number of Purchased Shares set out opposite the Shareholder’s name in Schedule “A” hereto. The cumulative total of Purchased Shares set out in Schedule “A” hereto constitutes all of the Target Shares outstanding. Except as disclosed in and pursuant to this Agreement and the transactions contemplated hereby, as of the Effective Date, there are no options, warrants, conversion privileges or other rights, agreements, arrangements, or commitments (pre-emptive, contingent or otherwise) obligating Target to issue or sell any shares of Target or any securities or obligations of any kind convertible into or exchangeable for any shares of Target. All outstanding Target Shares have been authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights. Except as disclosed on Disclosure Schedule 3.2(c) hereto, as of the Effective Date, there are no outstanding bonds, debentures, or other evidence of indebtedness of Target encumbering the Target Shares. There are no outstanding contractual obligations of Target to repurchase, redeem or otherwise acquire any outstanding Target Shares or with respect to the voting or disposition of any outstanding Target Shares.

(d)	Dividends. Target has not, since the date of its incorporation, declared or paid any dividends or made any other distribution (in either case, in stock or property) on any of its shares.

(e)	Authority. Target has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by Target as contemplated by this Agreement and to perform its obligations hereunder and under such other agreements and instruments. The execution and delivery of this Agreement by Target and the completion by Target of the Transaction have been authorized by the Target Board and, subject to the execution of this Agreement by the Shareholders, no other corporate proceedings on the part of Target are necessary to authorize this Agreement or the completion by Target of the Transaction. This Agreement has been executed and delivered by Target and constitutes a legal, valid and binding obligation of Target, enforceable against Target in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other applicable Laws relating to or affecting creditors’ rights generally and to general principles of equity. The execution and delivery by Target of this Agreement and the performance by Target of its obligations hereunder and the completion of the Transaction, do not and will not:

(i)	result in a violation, contravention or breach or constitute a default under, or entitle any party to terminate, accelerate, modify, or call any obligations or rights under, require any consent to be obtained under or give rise to any termination rights under any provision of:

A.	the constating documents of Target;

B.	any applicable Law;

C.	except as disclosed on Disclosure Schedule 3.2(e)(i)(C) hereto, any credit arrangement, note, bond, mortgage, indenture, deed of trust, lease, franchise, concession, easement, contract, agreement, license, permit or other instrument to which Target is bound or is subject to or of which Target is the beneficiary; or

D.	except as disclosed on Disclosure Schedule 3.2(e)(i)(D) hereto, in each case, which would, individually or in the aggregate, have a Material Adverse Effect on Target; cause any indebtedness owing by Target to come due before its stated maturity or cause any available credit to cease to be available which would, individually or in the aggregate, have a Material Adverse Effect on Target.

(ii)	except as disclosed on Disclosure Schedule 3.2(e)(ii) hereto, cause any indebtedness owing by Target to come due before its stated maturity or cause any available credit to cease to be available which would, individually or in the aggregate, have a Material Adverse Effect on Target;

(iii)	except as disclosed on Disclosure Schedule 3.2(e)(iii) hereto, result in the imposition of any Encumbrance upon any of the assets of Target or give any Person the right to acquire any of Target’s assets, or restrict, hinder, impair, or limit the ability of Target or to conduct the business of Target as and where it is now being conducted which would, individually or in the aggregate, have a Material Adverse Effect on Target; or

(iv)	result in or accelerate the time for payment or vesting of, or increase the amount of any severance, unemployment compensation, “golden parachute”, change of control provision, bonus, termination payments, retention bonus or otherwise, becoming due to any director or officer of Target or increase any benefits otherwise payable under any pension or benefits plan of Target or result in the acceleration of the time of payment or vesting of any such benefits.

(f)	No Other Shares. Target does not own, beneficially, any shares in the capital of any corporation and Target does not hold any securities or obligations of any kind convertible into or exchangeable for shares in the capital of any corporation. Target is not a party to any agreement to acquire any shares in the capital of any corporation.

(g)	Consents. Except as disclosed on Disclosure Schedule 3.2(g) hereto, No consent, approval, order, or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by Target in connection with the execution and delivery of this Agreement or the completion by Target of the Transaction other than:

(i)	any other consents, approvals, orders, authorizations, declarations, or filings which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on Target.

(h)	Directors’ Approvals. The Target Board has unanimously:

(i)	determined that the Share Exchange is in the best interests of Target; and

(ii)	authorized the entering into of this Agreement by Target and the performance of Target’s obligations hereunder.

(i)	Contracts. Each of the Material Contracts to which Target is a party constitutes a valid and legally binding obligation of Target, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity).

(j)	Waivers, Consents. Except as disclosed on Disclosure Schedule 3.2(j) hereto, there are no waivers, consents, notices, or approvals required for Target to complete the Transaction from other parties to the Material Contracts of Target or otherwise.

(k)	No Defaults. Target is not in default under and, to the best knowledge of Target, except as disclosed on Disclosure Schedule 3.2(k) hereto, there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute a default by Target under any credit arrangement, note, bond, mortgage, indenture, deed of trust, lease, franchise, concession, easement, Contract of Target, agreement, license, permit or other instrument that is material to the conduct of the business of Target to which Target is a party or by which Target is bound or subject to that would, individually or in the aggregate, have a Material Adverse Effect on Target. No party to any Contract of Target has given written notice to Target of or, to the best knowledge of Target, made a claim against Target with respect to any breach or default thereunder, in any such case in which such breach or default constitutes a Material Adverse Effect on Target.

(l)	Absence of Changes. Since January 17, 2025:

(i)	Target has not incurred or suffered a Material Adverse Change;

(ii)	except as disclosed on Disclosure Schedule 3.2(l)(ii) hereto, there has not been any incurrence, assumption or guarantee by Target of any debt for borrowed money, any creation or assumption by Target of any Encumbrance, any making by Target of any loan, advance or capital contribution to or investment in any other Person or any entering into, amendment of, relinquishment, termination or non-renewal by Target of any contract, agreement, license, lease transaction, commitment or other right or obligation that would, individually or in the aggregate, have a Material Adverse Effect on Target;

(iii)	Target has not effected or passed any resolution to approve a split, consolidation, or reclassification of any of the outstanding Target Shares; and

(iv)	other than in the ordinary and regular course of business consistent with past practice, there has not been any material increase in or modification of the compensation payable by Target to any of its directors, officers, employees or consultants or any grant to any such director, officer, employee or consultant of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement (including, without limitation, the granting of incentive stock options) made to, for, or with any of the directors, officers, employees or consultants.

(m)	Employment Agreements. Target:

(i)	Except as disclosed on Disclosure Schedule 3.2(m)(i) hereto, Target has no employees;.

(ii)	is not a party to any written or oral policy, agreement, obligation or understanding providing for retention bonuses, severance, or termination payments to, or any employment or consulting agreement with, any director or officer of Target that would be triggered by Target’s entering into this Agreement; and

(iii)	does not have any employee or consultant whose employment or contract with Target which cannot be terminated by Target in accordance with the provisions of the relevant employment or consultant contract following the completion of this Agreement.

(n)	Environmental Matters. The operation of its business by Target and the assets owned or used by Target and the use, maintenance and operation thereof have been and are in compliance with all Environmental Laws (except where non-compliance would not have a Material Adverse Effect in respect of Target). Target has complied with all reporting and monitoring requirements under all Environmental Laws (except where non-compliance would not have a Material Adverse Effect in respect of Target). Target has not received any written notice of any non-compliance with any Environmental Laws and Target has not been convicted of an offence of non-compliance with any Environmental Laws or been fined or otherwise sentenced or settled such prosecution short of conviction. There is no civil, criminal, or administrative action, suit, demand, claim, hearing, written notice of violation, investigation, proceeding, or demand letter existing or pending, or to the best knowledge of Target, threatened, relating to the property or assets owned or used by Target, relating in any way to any Environmental Laws.

(o)	Financial Matters. Except as disclosed on Disclosure Schedule 3.2(o) hereto, as of the date hereof, Target does not have any liability or obligation, whether accrued, absolute, contingent or otherwise, or any related party transactions or off-balance sheet transactions, except liabilities and obligations incurred in the ordinary and regular course of business, which liabilities or obligations would not reasonably be expected to have a Material Adverse Effect on Target.

(p)	No Business Restrictions. There is no agreement (non-compete or otherwise), commitment, judgment, injunction, order, or decree to which Target is party or which is otherwise binding upon Target, which has or to the best knowledge of Target reasonably could be expected to have the effect of prohibiting or to have a Material Adverse Effect on any business practice of Target, any acquisition of property (tangible or intangible) by Target or the conduct of business by Target, as currently conducted.

(q)	Books and Records. The corporate records and minute books of Target have been maintained in accordance with all applicable Laws and are complete and accurate in all material respects, except where such incompleteness or inaccuracy would not have a Material Adverse Effect on Target.

(r)	Litigation. Except as disclosed on Disclosure Schedule 3.2(r) hereto, there is no claim, action, proceeding, or investigation pending or in progress or, to the best knowledge of Target, threatened against or relating to Target or affecting any of its assets before any Governmental Entity which individually or in the aggregate has, or could reasonably be expected to have, a Material Adverse Effect on Target and, to the best knowledge of Target, there is no existing ground on which any such claim, action, proceeding, or investigation might be commenced with any reasonable likelihood of success. There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress, or, to the best knowledge of Target, threatened against or relating to Target before any Governmental Entity. Neither Target nor any of its assets is subject to any outstanding judgment, order, writ, injunction or decree that involves or may involve, or restricts or may restrict the right or ability of Target to conduct its business in all material respects as it has been carried on prior to the Effective Date, or that would materially impede the completion of the Transaction, except to the extent any such matter would not, individually or in the aggregate, have a Material Adverse Effect on Target.

(s)	Assets. Except as disclosed on Disclosure Schedule 3.2(s) hereto, Target has good and marketable title to its assets, free and clear of any Encumbrances whatsoever. For the avoidance of doubt, at Closing, Target shall have entered into an agreement for the license, assignment or transfer of all of the assets, intellectual property and contracts identified in Schedule “B” hereto from Powdermet, Inc. to Target (subject to the injection by REA of no less than $1,750,000.00 in Target for the purchase of additional equipment and working capital (the “Target Capital Infusion”)), to obtain free and clear title to all rare earth related equipment, assets, intellectual property and contracts from Powdermet, Inc.

(t)	Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target:

(i)	Target has duly and timely filed all Tax Returns required to be filed by them with the appropriate Taxing Authority or Governmental Entity and have, in all material respects, completely and correctly reported all income and all other amounts or information required to be reported thereon;

(ii)	Target has:

A.	duly and timely paid all Taxes due and payable by it;

B.	duly and timely withheld all Taxes and other amounts required by applicable Laws to be withheld by it and has duly and timely remitted to the appropriate Taxing Authority or Governmental Entity such Taxes and other amounts required by applicable Laws to be remitted by it; and

C.	duly and timely collected all amounts on account of sales required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Taxing Authority or Governmental Entity any such amounts required by applicable Laws to be remitted by it;

(iii)	there are no proceedings, investigations, audits, assessments, reassessments or claims now pending or, to the best knowledge of Target, threatened against Target that propose to assess Taxes in addition to those reported in the Tax Returns; and

(iv)	no waiver of any statutory limitation period with respect to Taxes has been given or requested with respect to Target.

(u)	Compliance with Laws. To the best knowledge of Target, Target has materially complied with and is not in violation of any applicable Laws other than such non-compliance or violations that would not, individually or in the aggregate, have a Material Adverse Effect on Target.

(v)	No Option on Assets. Except as disclosed on Disclosure Schedule 3.2(v) hereto, no Person has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from Target of any of the material assets of Target.

(w)	No Broker’s Commission. Target has not entered into any agreement that would entitle any Person to any valid claim against Target for a broker’s commission, finder’s fee, or any like payment in respect of any matter contemplated by this Agreement.

(x)	Securities. The Purchased Shares to be transferred to REA pursuant to the Share Exchange are issued as fully paid and non-assessable.

(y)	No Shareholdings in REA. As of the Effective Date and prior to the Closing Date, except as expressly provided in this Agreement, Target does not, legally, or beneficially, own, directly, or indirectly, any securities of REA and does not have any right, agreement or obligation to purchase any securities of REA or any securities or obligations of any kind convertible into or exchangeable for any securities of REA.

(z)	Right to Use Personal Information. To the best knowledge of Target, all personal information in the possession of Target has been collected, used and disclosed in compliance with all applicable privacy Laws in those jurisdictions in which Target conducts its business. There are no claims pending or, to the best knowledge of Target, threatened, with respect to Target’s collection, use or disclosure of such personal information.

(aa)	Full disclosure. No representation or warranty by Target in this Agreement or any certificate or other document furnished or to be furnished by Target to REA under this Agreement contains or will contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

3.3	Representations and Warranties of REA

REA hereby represents and warrants to Target and the Shareholders as follows as of the Effective Date and as of the Closing Date:

(a)	Organization. REA validly exists under the laws of its governing jurisdiction and is in good standing under applicable corporate laws and has full corporate and legal power and authority to own its assets and to conduct its business as currently owned and conducted. REA is registered, licensed, or otherwise qualified in each jurisdiction where the nature of the business or the location or character of the assets owned or leased by it requires it to be so registered, licensed or otherwise qualified, other than those jurisdictions where the failure to be so registered, licensed or otherwise qualified would not have a Material Adverse Effect on REA.

(b)	Subsidiaries and Other Interests. Other than as disclosed to Target (being the disclosure of its wholly owned subsidiaries: (i) Strategic Metals Development Corp.; and (ii) Parker Haven Mineral Claims Inc.), REA has no Subsidiaries and does not own any securities issued by, or any equity or ownership interest in, any other Persons. REA is not subject to any obligation to make any investment in or to provide funds by way of loan, capital contribution or otherwise to any Persons.

(c)	Capitalization. As of the Effective Date, the authorized capital stock of REA consists of: (i) 250,000,000 REA Shares of which 86,000,000 REA Shares have been issued and outstanding; and (ii) 10,000,000 shares of REA preferred stock, of which, 1,000 shares have been issued and are outstanding. Except for the REA Special Warrants, the REA SAFEs and the REA Warrants and except pursuant to this Agreement and the transactions contemplated hereby, as of the Effective Date and as of the Closing Date, there are no options, warrants, conversion privileges or other rights, agreements, arrangements, or commitments (pre-emptive, contingent, or otherwise) obligating REA to issue or sell any shares of REA or any securities or obligations of any kind convertible into or exchangeable for any shares of REA. All outstanding REA Shares have been authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights. As of the Effective Date, there are no outstanding bonds, debentures, or other evidence of indebtedness of REA encumbering the REA Shares. There are no outstanding contractual obligations of REA to repurchase, redeem or otherwise acquire any outstanding REA Shares or with respect to the voting or disposition of any outstanding REA Shares.

(d)	Authority. REA has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by REA as contemplated by this Agreement and to perform its obligations hereunder and under such other agreements and instruments. The execution and delivery of this Agreement by REA and the completion by REA of the Transaction have been authorized by the REA Board and no other corporate proceedings on the part of REA are necessary to authorize this Agreement or the completion by REA of the Transaction. This Agreement has been duly executed and delivered by REA and constitutes a legal, valid and binding obligation of REA, enforceable against REA in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other applicable Laws relating to or affecting creditors’ rights generally and to general principles of equity. The execution and delivery by REA of this Agreement and the performance by it of its obligations hereunder and the completion of the Transaction contemplated hereby, do not and will not:

(i)	result in a violation, contravention or breach or constitute a default under, or entitle any party to terminate, accelerate, modify, or call any obligations or rights under, require any consent to be obtained under or give rise to any termination rights under any provision of:

A.	the constating documents of REA;

B.	any applicable Law; or

C.	any credit arrangement, note, bond, mortgage, indenture, deed of trust, lease, franchise, concession, easement, contract, agreement, license, permit or other instrument to which REA is bound or is subject to or of which REA is the beneficiary;

D.	in each case, which would, individually or in the aggregate, have a Material Adverse Effect on REA; cause any indebtedness owing by REA to come due before its stated maturity or cause any available credit to cease to be available which would, individually or in the aggregate, have a Material Adverse Effect on REA;

(ii)	cause any indebtedness owing by REA to come due before its stated maturity or cause any available credit to cease to be available which would, individually or in the aggregate, have a Material Adverse Effect on REA;

(iii)	result in the imposition of any Encumbrance upon any of the property or assets of REA or give any Person the right to acquire any of REA’s assets, or restrict, hinder, impair, or limit the ability of REA to conduct the business of REA as and where it is now being conducted which would, individually or in the aggregate, have a Material Adverse Effect on REA; or

(iv)	result in or accelerate the time for payment or vesting of, or increase the amount of any severance, unemployment compensation, “golden parachute”, change of control provision, bonus, termination payments, retention bonus or otherwise, becoming due to any director or officer of REA or increase any benefits otherwise payable under any pension or benefits plan of REA or result in the acceleration of the time of payment or vesting of any such benefits.

(e)	Consents. No consent, approval, order, or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by REA in connection with the execution and delivery of this Agreement or the completion by REA of the Transaction other than:

(i)	any other consents, approvals, orders, authorizations, declarations, or filings which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on REA.

(f)	Directors’ Approvals. The REA Board has unanimously:

(i)	authorized the entering into of this Agreement and the performance of REA’s obligations hereunder.

(g)	Contracts. Except as disclosed to Target, REA is not a party to any Material Contracts.

(h)	Waivers, Consents. There are no waivers, consents, notices, or approvals required for REA to complete the Transaction.

(i)	No Defaults. REA is not in default under and, there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute a default by REA under any credit arrangement, note, bond, mortgage, indenture, deed of trust, lease, franchise, concession, easement, Contract of REA, agreement, license, permit or other instrument that is material to the conduct of the business of REA to which it is a party or by which it is bound or subject to that would, individually or in the aggregate, have a Material Adverse Effect on REA. No party to any Contract of REA has given written notice to REA of or made a claim against REA with respect to any breach or default thereunder, in any such case in which such breach or default constitutes a Material Adverse Effect on REA.

(j)	Absence of Changes. Since May 20, 2024:

(i)	REA has conducted its business only in the ordinary and regular course of business consistent with past practice;

(ii)	REA has not incurred or suffered a Material Adverse Change;

(iii)	there has not been any acquisition or sale by REA of any material property or assets thereof;

(iv)	other than in the ordinary and regular course of business consistent with past practice, there has not been any incurrence, assumption or guarantee by REA of any debt for borrowed money, any creation or assumption by REA of any Encumbrance, any making by REA of any loan, advance or capital contribution to or investment in any other Person or any entering into, amendment of, relinquishment, termination or non-renewal by REA, of any contract, agreement, license, lease transaction, commitment or other right or obligation that would, individually or in the aggregate, have a Material Adverse Effect on REA;

(v)	REA has not declared or paid any dividends or made any other distribution in respect of any of the REA Shares;

(vi)	REA has not effected or passed any resolution to approve a split, consolidation, or reclassification of any of the outstanding REA Shares;

(vii)	other than in the ordinary and regular course of business consistent with past practice, there has not been any material increase in or modification of the compensation payable by REA to any of its directors, officers, employees or consultants or any grant to any director, officer, employee or consultant of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement (including, without limitation, the granting of securities under the REA Omnibus Incentive Plan) made to, for or with any of such directors, officers, employees or consultants; and

(viii)	REA has not effected any material change in its accounting methods, principles, or practices, other than as disclosed in the REA Financial Statements.

(k)	Employment Agreements. REA:

(i)	is not a party to any written or oral policy, agreement, obligation or understanding providing for retention bonuses, severance, or termination payments to, or any employment or consulting agreement with any director or officer of REA that would be triggered by REA entering into this Agreement or the completion of the Share Exchange; and

(ii)	does not have any employee or consultant whose employment or contract with REA cannot be terminated by REA in accordance with the provisions of the relevant employment or consultant contract following the completion of the Share Exchange.

(l)	Financial Matters. The unaudited financial statements of REA for period ended December 31, 2024 and the respective notes thereto (collectively, the “REA Financial Statements”) were prepared in accordance with GAAP consistently applied and fairly present in all material respects the consolidated financial condition of REA at the respective dates indicated and the results of operations of REA for the period covered on a consolidated basis. The REA Financial Statements have been delivered to Target prior to the Effective Date. Except as disclosed in the REA Financial Statements, as of the Effective Date REA does not have any liability or obligation, whether accrued, absolute, contingent or otherwise, or any related party transactions or off-balance sheet transactions not reflected in the REA Financial Statements, except liabilities and obligations incurred in the ordinary and regular course of business since December 31, 2024, which liabilities or obligations would not reasonably be expected to have a Material Adverse Effect on REA.

(m)	Books and Records. The corporate records and minute books of REA have been maintained in accordance with all applicable Laws and are complete and accurate in all material respects, except where such incompleteness or inaccuracy would not have a Material Adverse Effect on REA.

(n)	Litigation. There is no claim, action, proceeding, or investigation pending or in progress or, to the best knowledge of REA threatened against or relating to REA or affecting any of its assets before any Governmental Entity which individually or in the aggregate has, or could reasonably be expected to have, a Material Adverse Effect on REA and REA is not aware of any existing ground on which any such claim, action, proceeding, or investigation might be commenced with any reasonable likelihood of success. There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress, or, to the best knowledge of REA, threatened against or relating to REA before any Governmental Entity. Neither REA nor any of its assets are subject to any outstanding judgment, order, writ, injunction or decree that involves or may involve, or restricts or may restrict the right or ability of REA to conduct its business in all material respects as it has been carried on prior to the date hereof, or that would materially impede the completion of the Transaction, except to the extent any such matter would not, individually or in the aggregate, have a Material Adverse Effect on REA.

(o)	Assets. REA has good and marketable title to all of its assets free and clear of any Encumbrances whatsoever.

(p)	Insurance. REA maintains policies of insurance in amounts and in respect of such risks as are normal and usual for companies of a similar size and business and those policies are in full force and effect as of the date hereof.

(q)	Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on REA:

(i)	REA has duly and timely made or prepared all Tax Returns required to be made or prepared by it, has duly and timely filed all Tax Returns required to be filed by it with the appropriate Taxing Authority or Governmental Entity and has, in all material respects, completely and correctly reported all income and all other amounts or information required to be reported thereon;

(ii)	REA has:

A.	duly and timely paid all Taxes due and payable by it;

B.	duly and timely withheld all Taxes and other amounts required by applicable Laws to be withheld by it and has duly and timely remitted to the appropriate Taxing Authority or Governmental Entity such Taxes and other amounts required by applicable Laws to be remitted by it; and

C.	duly and timely collected all amounts on account of sales required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Taxing Authority or Governmental Entity any such amounts required by applicable Laws to be remitted by it;

(iii)	the charges, accruals and reserves for Taxes reflected on the REA Financial Statements (whether or not due and whether or not shown on any Tax Return but excluding any provision for deferred income taxes) are, in the opinion of REA, adequate under GAAP, as applicable, to cover Taxes with respect to REA accruing through the date hereof;

(iv)	there are no proceedings, investigations, audits, assessments, reassessments or claims now pending or to the knowledge of REA, threatened against REA that propose to assess Taxes in addition to those reported in the Tax Returns; and

(v)	no waiver of any statutory limitation period with respect to Taxes has been given or requested with respect to REA.

(r)	Compliance with Laws. REA has materially complied with and to the best of REA’s knowledge is not in violation of any applicable Laws other than such non-compliance or violations that would not, individually or in the aggregate, have a Material Adverse Effect on REA.

(s)	Certain Contracts. REA is not a party to or bound by any non-competition agreement or any other agreement, obligation, judgment, injunction, order, or decree that purports to:

(i)	limit the manner or the localities in which all or any material portion of the business of REA is conducted; or

(ii)	limit any business practice of REA in any material respect.

(t)	No Broker’s Commission. REA has not entered into any agreement that would entitle any Person to any valid claim against REA for a broker’s commission, finder’s fee, or any like payment in respect of the Share Exchange or any other matter contemplated by this Agreement.

(u)	REA Shares. The REA Shares to be issued pursuant to the Share Exchange will, upon issue, be issued as fully paid and non-assessable.

(v)	No Shareholdings in Target. As of the Effective Date and prior to the Closing Date, except as expressly provided in this Agreement, REA does not, legally, or beneficially, own, directly, or indirectly, any securities of Target and does not have any right, agreement or obligation to purchase any securities of Target or any securities or obligations of any kind convertible into or exchangeable for any securities of Target.

(w)	Restrictions on Business Activities. There is no agreement, judgment, injunction, order, or decree binding upon REA or that has or could be reasonably expected to have the effect of prohibiting, restricting, or materially impairing any business practice of REA, or the conduct of business by REA as currently conducted.

(x)	Right to Use Personal Information. All personal information in the possession of REA has been collected, used and disclosed in compliance with all applicable privacy Laws in those jurisdictions in which REA conducts its business. There are no claims pending or, to the knowledge of REA, threatened, with respect to REA’s collection, use or disclosure of personal information.

(y)	Full disclosure. No representation or warranty by REA in this Agreement or any certificate or other document furnished or to be furnished to Target or the Shareholders under this Agreement contains or will contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

3.4	Survival of Representations and Warranties

The representations and warranties contained in this Agreement will survive the execution and delivery of this Agreement and will expire and be terminated and extinguished upon the date that is one (1) year after the Closing Date.

3.5	Shareholders’ Acknowledgements

Each Shareholder acknowledges and agrees that the REA Payment Shares to be issued to the Shareholders pursuant to the Share Exchange may be subject to restriction, including, without limitation, sale or transfer restriction, under applicable securities Laws.

ARTICLE 4 - COVENANTS

4.1	Covenants of Target

Target covenants and agrees with REA that until the earlier of the Closing Date and the date upon which this Agreement is terminated in accordance with its terms, it will:

(a)	not solicit, initiate, knowingly encourage, cooperate with or facilitate (including by way of furnishing any non-public information or entering into any form of agreement, arrangement or understanding) the submission, initiation or continuation of any oral or written inquiries or proposals or expressions of interest regarding, constituting or that may reasonably be expected to lead to any activity, arrangement or transaction or propose any activities or solicitations in opposition to or in competition with the Transaction and without limiting the generality of the foregoing, not to induce or attempt to induce any other person to initiate any shareholder proposal or “takeover bid,” exempt or otherwise, within the meaning of applicable Laws, for securities or assets of Target, nor to undertake any transaction or negotiate any transaction which would be or potentially could be in conflict with the Transaction, including, without limitation, allowing access to any third party to conduct due diligence, nor to permit any of its officers or directors to authorize such access, except as required by statutory obligations. If Target, including any of its officers or directors, receives any form of offer or inquiry, Target will, within two (2) Business Days following receipt, notify REA of the offer or inquiry and provide REA with such details as it may request;

(b)	make available and afford REA and its authorized representatives (and, if requested by REA and at REA’s cost, provide copies of) all contracts, financial statements, minute books, share certificate books, if any, share registers, plans, reports, licenses, orders, permits, books of account, accounting records, constating documents and all other documents and information relating to Target. Target will afford REA and its authorized representatives reasonable opportunity to have free and unrestricted access to Target’s assets, undertaking, records and documents, provided that REA shall take reasonable measures to not interfere with the day-to-day operations of Target or Powdermet, Inc. during such access. At the request of REA, Target will execute or cause to be executed such consents, authorizations and directions as may be necessary to permit any inspection of Target’s business or to enable REA or its authorized representatives to obtain full access to all files and records relating to any of the assets of Target maintained by a Taxing Authority or Governmental Entity. The obligations in this Section 4.1(b) are subject to any access or disclosure contemplated herein not being otherwise prohibited by reason of a confidentiality obligation owed to a third party for which a waiver has not been or cannot be obtained, provided that in such a circumstance Target will be required to disclose that information has been withheld on this basis. The exercise of any rights of inspection by or on behalf of REA under this Section 4.1(b) will not limit or otherwise affect the representations and warranties of Target hereunder;

(c)	except for non-substantive communications and provided that such disclosure is not otherwise prohibited by reason of a confidentiality obligation owed to a third party for which a waiver has not been or cannot be obtained (provided that in such circumstance Target will be required to disclose that information has been withheld on this basis), furnish promptly to REA a copy of each notice, report, schedule or other document or communication delivered, filed or received by Target in connection with or related to the Transaction, any filings under applicable Laws and any dealings with any Taxing Authority Governmental Entity in connection with or in any way affecting the Transaction as contemplated herein, provided, however, that the foregoing shall not apply to notice, report, schedule or other document or communication related to the Transaction that is attorney work product or otherwise protected by attorney-client privilege;

(d)	use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations set forth in this Agreement to the extent the same are within its control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper, or advisable under all applicable Laws to complete the Transaction, including using commercially reasonable efforts to:

(i)	obtain all necessary waivers, consents and approvals required to be obtained by it from other parties to loan agreements, leases, licenses, agreements and other Contracts; and

(ii)	effect all necessary registrations and filings and submissions of information requested by any Governmental Entity required to be effected by it in connection with the Transaction and participate and appear in any proceedings of either Target or REA before any Taxing Authority or Governmental Entity to the extent permitted by such Taxing Authority or Governmental Entity;

(e)	subject to applicable Laws, not take any action, refrain from taking any action, or permit any action to be taken or not taken inconsistent with this Agreement or which would reasonably be expected to significantly impede the completion of the Transaction;

(f)	conduct and operate its business and affairs only in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve its business organization, goodwill and material business relationships with other persons and, for greater certainty, it will not enter into any material transaction out of the ordinary course of business consistent with past practice without the prior consent of REA, which shall not be unreasonably withheld, conditioned or delayed, and Target will keep REA materially informed as to the material decisions or actions required or required to be made with respect to the operation of its business, provided that such disclosure is not otherwise prohibited by reason of a confidentiality obligation owed to a third party for which a waiver has not been or could not be obtained;

(g)	not amend, modify, terminate, cancel or let lapse any material insurance (or re-insurance) policy of Target, in effect on the Effective Date, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the terminated, cancelled or lapsed policies for substantially similar premiums are in full force and effect;

(h)	except as may be necessary or desirable in order to effect the Transaction, not alter or amend its articles or by-laws as the same exist at the Effective Date;

(i)	not merge into or with, or amalgamate or consolidate with, or enter into any other corporate reorganization or arrangement with, or transfer its undertaking or assets as an entirety or substantially as an entirety to, any other person or perform any act which would render inaccurate in any material way any of its representations and warranties set forth herein as if such representations and warranties were made at the Closing Date, except as contemplated in this Agreement and without limiting the generality of the foregoing, it will not:

(i)	make any distribution by way of dividend, distribution of property or assets, return of capital or otherwise to or for the benefit of the Shareholders;

(ii)	purchase or redeem any shares; or

(iii)	issue or enter into any commitment to issue any of its shares or securities convertible into, or rights, warrants or options to acquire any such shares;

(j)	not dispose of any material assets;

(k)	except as disclosed on Disclosure Schedule 4.1(k), not to borrow money or incur any indebtedness for money borrowed, except as agreed to by REA in writing;

(l)	not commence to undertake a substantial or unusual expansion of its business facilities or an expansion that is out of the ordinary course of business consistent with prior practice;

(m)	take all necessary corporate action and proceedings to approve and authorize the valid and effective transfer of the Purchased Shares to REA; and

(n)	promptly advise REA orally and, if then requested, in writing, with the full particulars of any:

(i)	event occurring subsequent to the Effective Date that would render any representation or warranty of Target contained in this Agreement (except any such representation or warranty which speaks as of a date prior to the date of this Agreement), if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect;

(ii)	Material Adverse Effect in respect of Target; and

(iii)	breach by Target of any covenant or agreement contained in this Agreement.

4.2	Covenants of the Shareholders

Each of the Shareholders covenants and agrees with REA and Target that until the earlier of the Closing Date and the date upon which this Agreement is terminated in accordance with its terms, it will:

(a)	enter into such arrangements in respect of the REA Payment Shares as may be required in accordance with applicable securities Laws;

(b)	use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations set forth in this Agreement to the extent the same are within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the Transaction, including using commercially reasonable efforts to effect all necessary registrations and filings and submissions of information requested by any Taxing Authority or Governmental Entity required to be effected by it in connection with the Transaction;

(c)	subject to applicable Laws, not take any action, refrain from taking any action, or permit any action to be taken or not taken, inconsistent with this Agreement or which would reasonably be expected to significantly impede the completion of the Transaction; and

(d)	not encumber in any manner the Purchased Shares and ensure that at the Closing Time the Purchased Shares are free and clear of all Encumbrances.

4.3	Covenants of REA

REA hereby covenants and agrees with Target and the Shareholders that until the earlier of the Closing Date and the date upon which this Agreement is terminated in accordance with the terms of this Agreement, it will, except as disclosed to Target:

(a)	not solicit, initiate, knowingly encourage, cooperate with or facilitate (including by way of furnishing any non-public information or entering into any form of agreement, arrangement or understanding) the submission, initiation or continuation of any oral or written inquiries or proposals or expressions of interest regarding, constituting or that may reasonably be expected to lead to any activity, arrangement or transaction or propose any activities or solicitations in opposition to or in competition with the Transaction and without limiting the generality of the foregoing, not to induce or attempt to induce any other person to initiate any shareholder proposal or “takeover bid,” exempt or otherwise, within the meaning of applicable Laws, for securities or assets of REA, nor to undertake any transaction or negotiate any transaction which would be or potentially could be in conflict with the Transaction, including, without limitation, allowing access to any third party to conduct due diligence, nor to permit any of its officers or directors to authorize such access, except as required by statutory obligations. In the event REA, including any of its officers or directors, receives any form of offer or inquiry, REA will, within two (2) Business Days following receipt, notify Target of such offer or inquiry and provide Target with such details as it may request;

(b)	to make available and afford Target and its authorized representatives (and, if requested by Target and at Target’s cost, provide copies of) all contracts, financial statements, minute books, share certificate books, if any, share registers, plans, reports, licenses, orders, permits, books of account, accounting records, constating documents and all other documents and information relating to REA. REA will afford Target and its authorized representatives reasonable opportunity to have free and unrestricted access to REA’s assets, undertaking, records and documents provided that Target shall take reasonable measures to not interfere with the day-to-day operations of REA during such access. At the request of Target, REA will execute or cause to be executed such consents, authorizations and directions as may be necessary to permit any inspection of REA’s business or to enable Target or its authorized representatives to obtain full access to all files and records relating to any of the assets of REA maintained by a Taxing Authority or Governmental Entity. The obligations in this Section 4.3(b) are subject to any access or disclosure contemplated herein not being otherwise prohibited by reason of a confidentiality obligation owed to a third party for which a waiver cannot be obtained, provided that in such circumstance REA will be required to disclose that information has been withheld on this basis. The exercise of any rights of inspection by or on behalf of Target under this Section 4.3(b) will not mitigate or otherwise affect the representations and warranties of REA hereunder;

(c)	except for non-substantive communications and provided that such disclosure is not otherwise prohibited by reason of a confidentiality obligation owed to a third party for which a waiver has not been or cannot be obtained (provided that in such circumstance REA will be required to disclose that information has been withheld on this basis), furnish promptly to Target (and to Target on behalf of the Shareholders) a copy of each notice, report, schedule or other document or communication delivered, filed or received by REA in connection with or related to the Transaction, any filings under applicable Laws and any dealings with any Governmental Entity in connection with or in any way affecting the Transaction, provided, however, that the foregoing shall not apply to notice, report, schedule or other document or communication related to the Transaction that is attorney work product or otherwise protected by attorney-client privilege;

(d)	use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations set forth in this Agreement to the extent the same are within its control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper, or advisable under all applicable Laws to complete the Transaction, including using commercially reasonable efforts to:

(i)	obtain all necessary waivers, consents and approvals required to be obtained by it from other parties to loan agreements, leases, licenses, agreements and other Contracts, as applicable; and

(ii)	effect all necessary registrations and filings and submissions of information requested by any Taxing Authority or Governmental Entity required to be effected by it in connection with the Transaction and participate and appear in any proceedings of either REA or Target before any Taxing Authority or Governmental Entity to the extent permitted by such entities;

(e)	subject to applicable Laws, not take any action, refrain from taking any action, or permit any action to be taken or not taken inconsistent with this Agreement or which would reasonably be expected to significantly impede the completion of the Transaction;

(f)	conduct and operate its business and affairs only in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve its business organization, goodwill and material business relationships with other persons and, for greater certainty, it will not enter into any material transaction out of the ordinary course of business consistent with past practice without the prior consent of Target and REA will keep Target materially informed as to the material decisions or actions required or required to be made with respect to the operation of its business, provided that such disclosure is not otherwise prohibited by reason of a confidentiality obligation owed to a third party for which a waiver has not been or could not be obtained;

(g)	except as may be necessary or desirable in order to effect the Transaction, not alter or amend its notice of articles or articles as the same exist at the date of this Agreement;

(h)	not merge into or with, or amalgamate or consolidate with, or enter into any other corporate reorganization or arrangement with, or transfer its undertaking or assets as an entirety or substantially as an entirety to, any other person or perform any act which would render inaccurate in any material way any of its representations and warranties set forth herein as if such representations and warranties were made at a the Closing Date and without limiting the generality of the foregoing, it will not:

(i)	make any distribution by way of dividend, distribution of property or assets, return of capital or otherwise to or for the benefit of its shareholders;

(ii)	purchase or redeem any shares or

(iii)	issue or enter into any commitment to issue any of its shares or securities convertible into, or rights, warrants or options to acquire, any such shares, except upon the exercise of REA Special Warrants;

(i)	take all necessary corporate action and proceedings to approve and authorize the issuance of the REA Payment Shares to the Shareholders;

(j)	not to borrow money or incur any indebtedness for money borrowed, except as agreed to by Target in writing;

(k)	not to make loans, advances, or other payments, excluding routine advances to directors or officers of REA for expenses incurred in the ordinary course, or as is agreed to by Target in writing; and

(l)	prepare and file with all applicable Securities Authorities such notifications and fees necessary to permit, or that are required in connection with, the issuance of the REA Payment Shares to the Shareholders on a basis exempt from the prospectus and registration requirements of the applicable securities Laws in the jurisdictions in which the respective Shareholder is a resident.

4.4	Exclusivity

Other than the transactions contemplated between REA and Blackboxstocks Inc., from the Effective Date until the earlier of the Closing or the termination of this Agreement, each party and their respective directors, officers, employees and agents will not and will not permit any other person to, directly or indirectly discuss, solicit, encourage, accept or approve any offer to acquire it or its business or assets, whether as a primary or back-up offer, or take any other action with the intent or foreseeable effect of leading to any negotiation, agreement, commitment or understanding for the acquisition of it or its business or assets or leading to the frustration of or any interference with this Agreement. Notwithstanding the foregoing, nothing herein contained will be interpreted as limiting the directors of either party from performing their fiduciary duties as directors under applicable Law.

ARTICLE 5 - CONDITIONS TO CLOSING

5.1	Mutual Conditions in Favour of REA and Target

The respective obligations of Target and REA to complete the Share Exchange are subject to the fulfillment of the following conditions at or before the Closing Time or such other time as is specified below:

(a)	all required shareholder approvals required for completion of the Transaction will have been obtained;

(b)	there will be no action taken under any applicable Law by any court or Governmental Entity that makes it illegal or restrains, enjoins or prohibits the Transaction, results in a judgment or assessment of damages relating to the Transaction that is materially adverse to REA or Target or that could reasonably be expected to impose any condition or restriction upon REA or Target which, after giving effect to the Transaction, would so materially and adversely impact the economic or business benefits of the Transaction as to render inadvisable the completion of the Transaction;

(c)	the receipt of all required third party consents and approvals, including, without limitation those consents and approvals from Powdermet, Inc. and its shareholders and any lender of Target;

(d)	the receipt of all required regulatory, stock exchange and securityholder approvals, consents, permits, waivers, exemptions and orders;

(e)	neither party will be subject to unresolved litigation or court proceedings;

(f)	the delivery of the Target Capital Infusion by REA and the receipt thereof by Target;

(g)	the Closing Date will occur on or before the Completion Deadline; and

(h)	upon the execution of this Agreement, the Target Board shall be reconstituted and shall consist of three members being Andrew Sherman, David Argyle and Tony Wonnacott.

The foregoing conditions precedent are for the benefit of all parties and may be waived in writing by Target (on its own behalf and on behalf of the Shareholders) and REA, in whole or in part, without prejudice to any party’s right to rely on any other condition in favour of any party.

5.2	Conditions in Favour of Target and Shareholders

The obligation of Target and the Shareholders to complete the Share Exchange is subject to the fulfillment of the following additional conditions at or before the Closing Time or such other time as is specified below:

(a)	REA will have tendered all closing deliveries as set forth in Section 6.2;

(b)	the representations and warranties made by REA in this Agreement that are subject to a materiality qualifier will be true and correct as of the Closing Date as if made on and as of that date (except to the extent that any representations and warranties speak as of an earlier date, in which event those representations and warranties will be true and correct as of the earlier date) and all other representations and warranties made by REA in this Agreement will be true and correct in all material respects as of the Closing Date as if made on and as of that date (except to the extent that any representations and warranties speak as of an earlier date, in which event those representations and warranties will be true and correct as of the earlier date);

(c)	from the date of this Agreement to the Closing Date, there will not have occurred a Material Adverse Change in respect of REA;

(d)	at the Closing Time, assuming no exercise of any REA Special Warrants or REA Warrants and prior to the issuance of the REA Payment Shares pursuant to the terms of this Agreement, REA will have 86,000,000 REA Shares issued and outstanding;

(e)	REA will have complied in all material respects with its covenants and obligations herein;

(f)	the REA Board will have adopted all necessary resolutions and all other necessary corporate action will have been taken by REA to permit the completion of the Share Exchange and the Transaction pursuant to the terms of this Agreement;

(g)	REA shall have completed the Target Capital Infusion; and

(h)	REA shall execute an employment agreement with Andrew Sherman in the form attached hereto as Schedule “C.”

The foregoing conditions are for the benefit of Target and may be waived, in whole or in part, by Target (on its own behalf and on behalf of the Shareholders) in writing at any time.

5.3	Conditions in Favour of REA

The obligation of REA to complete the Transaction is subject to the fulfillment of the following additional conditions at or before the Closing Time or such other time as is specified below:

(a)	Target will have delivered to REA a corporate opinion, in form and substance satisfactory to REA, acting reasonably, in respect of Target;

(b)	Target will have delivered to REA the Target Financial Statements;

(c)	at the Closing Time, prior to the transfer of the Target Shares to REA pursuant to the terms of this Agreement, Target will have two (2) Target Shares issued and outstanding and will have no convertible or exchangeable securities outstanding;

(d)	Target will have tendered all closing deliveries on behalf of Target and the Shareholders as set forth in Section 6.3;

(e)	the representations and warranties made by Target in this Agreement that are subject to a materiality qualifier will be true and correct as of the Closing Date as if made on and as of that date (except to the extent that any representations and warranties speak as of an earlier date, in which event those representations and warranties will be true and correct as of the earlier date) and all other representations and warranties made by Target in this Agreement will be true and correct in all material respects as of the Closing Date as if made on and as of that date (except to the extent that any representations and warranties speak as of an earlier date, in which event those representations and warranties will be true and correct as of the earlier date);

(f)	from the date of this Agreement to the Closing Date, there will not have occurred a Material Adverse Change in respect of Target;

(g)	Target will have complied in all material respects with its covenants and obligations herein;

(h)	the Target Board will have adopted all necessary resolutions and all other necessary corporate action will have been taken by Target to permit the completion of the Share Exchange and the Transaction pursuant to the terms of this Agreement; and

(i)	Target shall have completed the license, assignment or transfer of all of the assets, intellectual property and contracts from Powdermet, Inc. identified in Schedule “B” hereto upon receipt of the Target Capital Infusion.

The foregoing conditions are for the benefit of REA and may be waived, in whole or in part, by REA in writing at any time.

ARTICLE 6 - CLOSING and post closing ARRANGEMENTS

6.1	Closing

The Closing will take place on the Closing Date by way of an exchange of documents between the solicitors for REA and the solicitors for Target and the deliveries and acts as provided in this Agreement to be done upon Closing, or on such other date and in such other manner as the parties may agree in writing.

6.2	Closing Deliveries of REA

At or prior to the Closing Date, REA will deliver or cause to be delivered:

(a)	Evidence to the Shareholders evidencing the issuance in book-entry of the REA Payment Shares as per the registration details provided by the Shareholders;

(b)	all such further assignments, agreements, notices, certificates and other documents and do all such further acts and things as Target may reasonably request in order to give effect to issuance of the Purchased Shares as contemplated by this Agreement;

(c)	a certificate of one of REA’s senior officers, dated as of the Closing Date: (i) certifying that the representations and warranties of REA set out in Section 3.3 are true and correct in all respects (in the case of any representation or warranty containing any materiality or Material Adverse Effect qualifier) or in all material respects (in the case of any representation or warranty without any materiality or Material Adverse Effect qualifier) on and as of Closing and (ii) confirming that the covenants of REA set out in Section 4.3 have been completed as at the Closing Date; and

(d)	a certificate of good standing or equivalent for REA.

6.3	Closing Deliveries of Target and the Shareholders

At the Closing Time, Target will deliver or cause to be delivered:

(a)	with respect to each Shareholder, share certificates representing the Purchased Shares owned by the Shareholder, and a duly executed stock transfer form;

(b)	a certificate of one of Target’s senior officers, dated as of the Closing Date: (i) certifying that the representations and warranties of Target set out in Section 3.2 are true and correct in all respects (in the case of any representation or warranty containing any materiality or Material Adverse Effect qualifier) or in all material respects (in the case of any representation or warranty without any materiality or Material Adverse Effect qualifier) on and as of Closing and (ii) confirming that the covenants of Target set out in Section 4.1 have been completed as at the Closing Date;

(c)	a certificate of good standing or equivalent for Target; and

(d)	a favourable legal opinion regarding customary corporate law matters from counsel to Target, in form and substance satisfactory to REA and its counsel, each acting reasonably.

ARTICLE 7 - TERMINATION

7.1	Termination

This Agreement may be terminated at any time prior to the Closing Time:

(a)	by mutual written agreement by Target and REA;

(b)	by either Target or REA if the Closing has not been completed on or prior to the Completion Deadline, without liability to the terminating party on account of such a termination; provided that the right to terminate this Agreement pursuant to this Section 7.1(b) will not be available to a party whose breach or violation of any representation, warranty, covenant, obligation or agreement under this Agreement has been the cause of or has resulted in the failure of the Closing to occur on or before the Completion Deadline;

(c)	by REA, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Target or the Shareholders set forth in this Agreement has occurred that would cause the conditions set forth in Section 5.3 not to be satisfied and such conditions are incapable of being satisfied by the Completion Deadline, as reasonably determined by REA and on condition that REA is not then in breach of this Agreement so as to cause any condition in Section 5.3 not to be satisfied;

(d)	by Target, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of REA set forth in this Agreement has occurred that would cause the conditions set forth in Section 5.2 not to be satisfied and such conditions are incapable of being satisfied by the Completion Deadline, as reasonably determined by Target and on condition that Target is not then in breach of this Agreement so as to cause any condition in Section 5.2 not to be satisfied; and

(e)	by any party, if any permanent injunction or other order of a court or other competent authority preventing the Closing will have become final and non-appealable; provided, however, that no party will be entitled to terminate this Agreement if that party’s material breach of this Agreement or any of the documents contemplated hereby has resulted in the permanent injunction or order.

7.2	Effect of Termination

Upon termination of this Agreement in accordance with the terms hereof, the parties hereto will have no further obligations under this Agreement, other than:

(a)	In the event that the 14,000,000 REA Payment Shares have been issued to the Shareholders, such 14,000,000 REA Payment Shares shall be returned by the Shareholders to REA;

(b)	In the event that the Target Shares have been transferred to REA, such Target Shares shall be returned by REA to the Shareholders;

(c)	David Argyle and Tony Wonnacott will tender resignations as directors of the Target Board; and

(d)	the obligations contained in Section 8.1 (Confidentiality) and Section 8.4 (Expenses).

ARTICLE 8 - GENERAL

8.1	Confidentiality

Prior to Closing and, if the Transaction is not completed, at all times thereafter, each of the parties hereto will keep confidential and refrain from using all information obtained by it in connection with the Transaction relating to any other party hereto, provided however that such obligation does not apply to any information that was in the public domain at the time of its disclosure to a party or that subsequently comes into the public domain other than as a result of a breach of the receiving party’s obligations under this Section 8.1. For greater certainty, nothing contained herein will prevent any disclosure of information that may be required pursuant to applicable Laws or pursuant to an order in judicial or administrative proceedings or any other order made by any Governmental Entity.

8.2	Notices

All notices, requests, consents and other communications required or permitted under this Agreement must be in writing and addressed to the persons indicated below, as applicable and will be deemed given when: (i) delivered personally; (ii) two hours after being sent by email unless an undeliverable message or receipt is received by the sender in that time (the notice being attached as a PDF to the email and the subject field of the email containing the words ‘Legal Notice given under Share Exchange Agreement‘) and provided that if the two hour period expires other than between 9am and 5pm (Vancouver time) on a Business Day it will be deemed given at 9am (Vancouver time) on the next Business Day; (iii) five Business Days after having been sent by registered mail; or (iv) one Business Day after deposit with a recognized next day courier, with written verification of receipt. Either party may change its address or representative or both by giving notice pursuant to this section.

The address for service of each of the parties hereto is as follows:

if to Target and the Shareholders:

PMT Critical Minerals Inc.

24112 Rockwell Drive

Euclid, HO 44117

Attn: Andrew Sherman

Email: asherman@tervesinc.com

If to REA:

REalloys Inc.

7280 W. Palmeto Park Rd.

Suite 302N

Boca Raton, FL 33433

Attn: Tony Wonnacott, Corporate Secretary

Email: corpsec@realloys.com

8.3	Amendments

No amendment of any provision of this Agreement will be binding on any party unless consented to in writing by that party.

8.4	Expenses

The parties agree that each party will pay for its costs incurred in connection with this Agreement and the transactions contemplated hereby, including legal and accounting fees, printing costs, financial advisor fees and all disbursements by advisors and that nothing in this Agreement will be construed so as to prevent the payment of such expenses, whether or not the Share Exchange is completed. For clarity, the costs related to the preparation and filing of the Filing Statement/Information Circular will be paid by REA. The provisions of this Section 8.4 will survive the termination of this Agreement.

8.5	Time of the Essence

Time is of the essence of this Agreement.

8.6	Entire Agreement

This Agreement, together with the agreements and other documents herein or therein referred to, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties with respect to the subject matter hereof, including by way of example and not limitation, the MOU between REA and Target dated February 6, 2025. There are no representations, warranties, covenants, or conditions with respect to the subject matter hereof except as contained herein.

8.7	Further Assurances

Each party will, from time to time and at all times hereafter, at the request of another party or parties, but without further consideration, do, or cause to be done, all such other acts and execute and deliver, or cause to be executed and delivered, all such further agreements, transfers, assurances, instruments, or documents as will be reasonably required in order to fully perform and carry out the terms and intent of this Agreement.

8.8	Governing Law

This Agreement is governed by and to be construed in accordance with the laws of the State of Nevada and the laws of the United States of America applicable therein. The parties hereto irrevocably attorn to the non-exclusive jurisdiction of the courts of the State of Nevada.

8.9	Independent Legal Advice

The Shareholders acknowledge that Tony Wonnacott is acting as counsel for REA and McDonald Hopkins is acting as counsel for Target with respect to the matters contemplated in this Agreement and each of the Shareholders acknowledge that they have been advised to obtain and have been given the opportunity to obtain their own independent legal advice with respect to the terms of this Agreement prior to its execution.

8.10	Waiver

No waiver or release by any Party hereto will be effective unless in writing and executed by the party granting such waiver or release and any waiver or release will affect only the matter and the occurrence thereof specifically identified and will not extend to any other matter or occurrence. Waivers may only be granted upon compliance with the provisions governing amendments set forth in Section 8.3.

8.11	No Personal Liability

(a)	No director or officer of Target will have any personal liability whatsoever (other than in the case of fraud, negligence or wilful misconduct) to REA under this Agreement or any other document delivered in connection with this Agreement or the Share Exchange by or on behalf of Target.

(b)	No director or officer of REA will have any personal liability whatsoever (other than in the case of fraud, negligence or wilful misconduct) to Target or the Shareholders under this Agreement or any other document delivered in connection with this Agreement or the Share Exchange by or on behalf of REA.

8.12	Enurement and Assignment

This Agreement will enure to the benefit of and be binding upon the parties and their respective heirs, executors, personal representatives, successors and permitted assigns. No party may assign any rights or transfer any obligations under this Agreement without the prior written agreement of the parties.

8.13	Execution in Counterparts

This Agreement may be executed in one or more counterparts and delivered by electronic means, each of which will be deemed an original and all counterparts together will be deemed to constitute one and the same agreement.

[Signature page follows]

The parties hereto have executed this Agreement with effect as of the date first written above.

REALLOYS INC.	PMT CRITICAL METALS INC.

Authorized signatory	Authorized signatory

POWDERMET, INC.	PMTMETALS LLC

Authorized signatory	Authorized signatory

SCHEDULE “A”

SHAREHOLDERS

Name and address of Shareholder	Number of Target Shares held as of the Effective Date	% of issued and outstanding Target Shares at Closing	Number of REA Payment Shares to be Issued
Powdermet, Inc. 24112 Rockwell Drive, Euclid, Ohio 44117	1	50%	7,000,000
PMTMetals LLC 24112 Rockwell Drive, Euclid, Ohio 44117	1	50%	7,000,000

SCHEDULE “B”

LIST OF ASSETS, INTELLECTUAL PROPERTY AND CONTRACTS TO BE TRANSFERRED

FROM POWDERMET, INC. TO FOLLOW

SCHEDULE “C”

EMPLOYMENT AGREEMENT WITH ANDREW SHERMAN TO FOLLOW

DISCLOSURE SCHEDULES TO FOLLOW